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                                                                 Exhibit 10.24

                                LICENSE AGREEMENT

Between the party

                           MEDTRONIC, INC.,

                           a Minnesota Corporation with its principal offices in Minneapolis, Minnesota, U.S.A., hereinafter together referred to with its Subsidiaries as "MEDTRONIC",

And the party

                           WILSON GREATBATCH LTD.,

                           a New York corporation with its principal offices in Clarence, New York, U.S.A., hereinafter together referred to with its Subsidiaries as "GREATBATCH",

      Dated this ___________ day of March, 1976

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                                    PREAMBLE

                  WHEREAS, GREATBATCH has licensing rights to certain Subject Patents, included in APPENDIX A to this Agreement and hereafter defined, relating to lithium iodide, or other halide, power sources and methods or apparatus of the manufacture thereof.

                  WHEREAS, MEDTRONIC wishes to acquire a non-exclusive, worldwide license under all of said Subject Patents to manufacture, have manufactured, use and sell, offer for sale or otherwise make available such lithium iodide, or other halide, power sources;

                  WHEREAS, GREATBATCH is willing to grant such a license to MEDTRONIC on the terms and conditions expressed herein.

                  NOW, THEREFORE, in consideration of the promises the agreements, covenants and conditions herein contained, the parties hereto covenant and agree with each other as follows:


                                    ARTICLE I

                               DEFINITION OF TERMS

                  For the purpose of this Agreement the following terms shall mean:

                  A. "Licensed Products" - means all power sources and any raw materials, parts and components thereof and any methods or apparatus for the manufacture thereof coming within the protection of claims of the Subject Patents in the country of manufacture, use and/or sale by MEDTRONIC. "Licensed products - Iodide" means any Licensed Product incorporating as a raw material or component, iodine or an iodine compound. "Licensed Products - Halide" means any Licensed Product incorporating as a raw material or component, a halogen other than and/or addition to iodine or and iodine compound.


                  B. "Subject Patents" - means the patents listed in APPENDIX A; any divisions, continuations, re-issues thereof, or substitutes therefor based upon or corresponding to

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the listed patents; any foreign patents corresponding thereto; and, at the option of MEDTRONIC, any other U.S. patents and corresponding foreign patents which may be granted for lithium iodide, or other halide, power sources and methods or apparatus for the manufacture thereof and which GREATBATCH has the right to include within this License Agreement while the same is in effect.

                  C. "Sold" - means billed out or delivered or the receipt of full paument, whichever occurs first.

                  D. "Subsidiary" - means a corporation, company or any other entity at least fifty percent (50%) or more of whose outstanding voting stock is owned or controlled at any time during the course of this Agreement, directly or indirectly, by a party to this Agreement, but such corporation, company, or other entity shall be deemed a Subsidiary only so long as such ownership or control exists.


                                 ARTICLE II

                         WARRANTIES AND REPRESENTATIONS

                  A. GREATBATCH represents and warrants that it is the sole owner of the entire right, title and interest in and to of the Subject Patents listed on Appendix A.

                  B. GREATBATCH represents and warrants that it has the right to enter into this Agreement, and that there are no outstanding assignments, claims, licenses, mortgages, agreements or understandings, express or implied, which directly reduce the value to MEDTRONIC of the non-exclusive licenses and rights herein granted or intended to be granted by GREATBATCH to MEDTRONIC. It is expressly recognized that GREATBATCH has the unrestricted right to license others under the Subject Patents.


                                 ARTICLE III

                                RIGHTS GRANTED

                  GREATBATCH hereby grants and agrees to grant to MEDTRONIC a nonexclusive, worldwide license to manufacture, have manufactured, use and sell, offer for sale or otherwise make available Licensed Products and to practice methods under the Subject


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Patents, for the full life of enforcement thereof, including the right to pass along licenses under the Subject Patents for use of such Licensed Products by third parties purchasing the same from MEDTRONIC.


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                                   ARTICLE IV

                                  CONSIDERATION

                  A. Until the expiration of the last to expire of the Subject Patents, MEDTRONIC shall pay to GREATBATCH, as consideration for the rights and licenses granted herein, the following unit royalty on all Licensed Products Sold as a Power Source to third parties, or made by or for MEDTRONIC'S Power Source manufacturing division or Subsidiary, and accepted by, MEDTRONIC for incorporation with a medical or other device:

                  1. Four Dollars ($4.00) for each Licensed Product-Iodide Sold or accepted for incorporation; and

                  2. Ten Dollars ($10.00) for each Licensed Product-Halide Sold or accepted for incorporation.

                  B. The unit royalty of four and ten dollars under part A.
1. and 2. of this ARTICLE IV shall be effective as of May 1, 1976 for the Medtronic fiscal year ending April 30, 1977. On the first day of May for each year thereafter that this License Agreement remains in effect, the unit royalty then prevailing for that Medtronic fiscal year shall be adjusted by a percentage equivalent to the percentage change in the United States Department of Commerce cost of living index from that index prevailing on May 1, 1976, the base year for purposes of calculation.

                  C. Only one royalty payment shall accrue hereunder on each Licensed Product even though such Licensed Product is manufactured in accordance with or incorporates inventions covered by more than one Subject Patent.

                  D. The aforesaid unit royalty, subject to modification as hereafter provided is being adopted as a matter of mutual convenience, regardless of which one(s) of the Subject

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Patents may be involved, and is freely accepted by the parties hereto as a reasonable royalty for the respective Licensed Products, and for the privilege provided MEDTRONIC to operate under any or all of the Subject Patents.

                  E. These royalties shall be consideration attributable only to the Subject Patents and shall be due and payable only so long as and to the extent that the manufacture, use or sale of Licensed Products would infringe one or more subsisting claims in any one or more issued patents in the country of issue included in the Subject Patents, which claims have not been abandoned, cancelled, disclaimed, expired, or awarded to another in an interference proceeding or declared invalid or otherwise unenforceable by a court of competent jurisdiction in a final judgment, for which no right of appeal lies, if such Licensed Products had been made, used or sold without authority or the owner of such patent.

                  F. If GREATBATCH hereafter grants any license to another under any one or more of the Subject Patents with a royalty base or rate more favorable than those granted under this license to MEDTRONIC, then from the effective date of such more favorable license, GREATBATCH agrees that MEDTRONIC shall be entitled to the benefit of any such more favorable base or rate.

                  G. Should MEDTRONIC be obligated, because of a dominating patent which necessarily would be infringed by MEDTRONIC'S exercise of the rights and licenses granted herein, to pay any patent license fee or royalty to a third party on sales of Licensed Products halide, then the adjusted unit royalty payable under Part A.2. of this ARTICLE IV shall thereafter be reduced in amount by the fee or royalty paid to such third party; however, such reduction shall in no event cause the unit royalty to fall below the amount of six dollars ($6.00), adjusted annually with changes in the cost of living index in the manner specified under paragraph B of this ARTICLE IV. In the event that a one-time payment or installment payments are made to such a third party for a fully-paid-up license, then the adjusted unit royalty payable under the said Part A.2. shall be reduced to the then prevailing adjusted unity royalty payable under this paragraph G only until such third party payment is fully credited.

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                                  ARTICLE V

                   REPORTS, PAYMENTS AND ROYALTY VERIFICATION

                  A. Reports and Payments - MEDTRONIC agrees to make written summary reports to GREATBATCH within thirty (30) days after the first days of November and May of each year during the term of this Agreement after the Effective Date. Such reports shall state the description and number of Licensed Products Sold to others or accepted for use by MEDTRONIC in medical or other devices in any country under the licenses herein granted, and a calculation of the net royalty due GREATBATCH for same during the preceding six (6) calendar months before the date the particular report is due. Simultaneously, with the making of such report, MEDTRONIC agrees to pay to the order of GREATBATCH the royalties then due.

                  B. Royalty Verification - MEDTRONIC agrees to keep true and accurate written records showing the description and number of Licensed Products Sold to others or accepted for use by MEDTRONIC in medical or other devices in any country, said records to be in sufficient detail to enable the royalties payable hereunder by MEDTRONIC'S place of business and at usual business hours to an audit by or in behalf of GREATBATCH to the extent necessary to verify the reports hereinafter provided. Such audit shall occur no more frequently than once during any calendar year, and it shall be made at the expense of GREATBATCH by a Licensed Public Accountant or Certified Public Accountant appointed by GREATBATCH. Said accountant shall be licensed by either New York or Minnesota. No such examination shall cover a period longer than two (2) years preceding the start of such examination nor shall it cover any records or periods previously examined and no claim may be asserted unless made within ninety (90) days following an examination made pursuant to this paragraph.

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                  C. During the pendency of a proceeding or
litigation before a court or administrative board in any country having competent jurisdiction over the subject matter contesting the scope, validity or infringement of certain or all claims or any Subject Patent, MEDTRONIC shall have the right to make all payments due under this Agreement pertaining directly and solely to such contested patent claims into an escrow account at the Northwestern National Bank in Minneapolis, Minnesota, pending the final, unappealed or unappealable decision in the litigation or proceeding. When a final decision from which no right of appeal lies is rendered the sums in the escrow account will be disbursed to GREATBATCH if the patent claims are held valid or infringed to the Licensed Products, the latter holding excusing MEDTRONIC if the patent claims are held invalid or noninfringed by the Licensed Products, the latter holding excusing MEDTRONIC from any further obligation under ARTICLE IV with respect to the patent claims litigated.


                                 ARTICLE VI

                                  DURATION

                  A. This Agreement shall continue to the full end of the term of the first Subject Patent to expire and may be extended by MEDTRONIC to the full end of the terms of any or all of the Subject Patents, unless sooner terminated in accordance with the provisions hereof, but all payments to be rendered to GREATBATCH under the Agreement shall be calculated in accordance with the right exercised under this License Agreement on a country-by-country basis with respect to unexpired patents following the successive expirations of the Subject Patents in each country.

                  B. Upon termination of this Agreement for any reason, MEDTRONIC shall have the right to complete and dispose of those Licensed Products which MEDTRONIC is

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obligated to deliver under any then existing contract, including any contract which may result from formal bids submitted to a prospective customer previous to such termination date where acceptance of such bids by such prospective customer would result in a formal contractual obligation. MEDTRONIC shall also have the right to complete and dispose of any Licensed Product which is in the process of manufacture and to dispose of any Licensed Product in its inventory as of the date of such termination, and to replace and repair any Licensed Product where required to do so by a product warranty; provided, however, that such use, sale, or other disposition shall be subject to the payments provided for in ARTICLE IV of this Agreement.


                                   ARTICLE VII

                                    ASSIGNMENT

                  This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. It may not be voluntarily assigned in whole or in part by MEDTRONIC without the prior consent of GREATBATCH, except upon the merger, consolidation or other transfer of all or substantially all of its assets in the power source field. Either party may, however, assign this Agreement to its Subsidiaries without the prior consent of the other, as long as the transferor party remains liable hereunder, and GREATBATCH may freely assign as long as the rights of MEDTRONIC are not adversely affected.


                                    ARTICLE VIII

                                 VALIDITY AND SCOPE

                  A. Any admission of validity of any Subject Patent that may be implied by the acceptance of any license under any such Patent under this Agreement is limited to the term and scope of such license. MEDTRONIC shall not be estopped by such acceptance form

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contesting the validity of any Subject Patent in any country before any board or court of competent jurisdiction.

                  B. Any final decision by a court or administrative board declaring the validity, scope or both, of any claims of one or more of the Subject Patents shall be binding on the parties hereto with respect to any right or obligation under this Agreement arising out of any acts of manufacture, use or sale, under the rights and licenses herein granted occurring subsequent to such final decision in the country where the decision is rendered; however, such a final decision shall not, in and of itself terminate this Agreement. A decision is not final when subject to reversal or modification by appeal or by certiorari.


                                  ARTICLE IX

                                  BANKRUPTCY

                  GREATBATCH shall have the right to terminate this Agreement on occurrence of either of the following:

                  1. MEDTRONIC becomes insolvent or makes an assignment for the benefit or creditors;

                  2. any proceeding is commenced by or against MEDTRONIC under any bankruptcy, reorganization, arrangement, liquidation, readjustment of debt, or moratorium law or statute and such proceeding is not dismissed within 60 days of its institution.

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                                    ARTICLE X

                             TERMINATION FOR DEFAULT

                  In case of the failure of MEDTRONIC to fulfill any of its obligations hereunder, GREATBATCH shall have the right, without limitation of any other right it may have on account of such failure, to terminate this Agreement by giving MEDTRONIC ninety (90) days' written notice of its intention so to do, provided, however, that if MEDTRONIC shall remedy such failure during such ninety (90) day period, then such notice of termination shall be null and void; otherwise, this Agreement shall be considered as terminated on and after the expiration of said ninety (90) day period.

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                                    ARTICLE XI

                              VOLUNTARY TERMINATION

                  MEDTRONIC shall have the unconditional right to terminate forthwith any license herein granted to MEDTRONIC and/or its Subsidiaries under any patent or patents by giving written notice to that effect to GREATBATCH. Such termination shall be effective upon receipt of the notice by GREATBATCH, although GREATBATCH shall have the right to receive payment at the regular dates fixed in ARTICLE V of outstanding royalty amounts. This Agreement shall terminate automatically without notice to either party upon the expiration of the last to expire of the Subject Patents.

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                                    ARTICLE XII

                                     NOTICES

                  A. For the purposes of mailing any notice permitted or required by this Agreement, the addresses of the parties here are as follows:

                  To MEDTRONIC:      Medtronic, Inc.
                                     3055 Old Highway Eight
                                     P. O. Box 1453
                                     Minneapolis, Minnesota 55440
                                     U. S. A.
                                     Attn:  Vice-President, Operations

                  Copy to:           Medtronic, Inc.
                                     3055 Old Highway Eight
                                     P. O. Box 1453
                                     Minneapolis, Minnesota 55440
                                     Attn:  Law Department

                  To GREATBATCH:     Wilson Greatbatch, Ltd.
                                     10,000 Wehrle Drive
                                     Clarence, New York 14031

                  B. All notices required to be given hereunder shall be delivered by hand or shall be sent by telex, telegram or registered mail and deemed to be given on the date that they are deposited in the post office or transmitted by cable or telex.

                  C. Notices shall be sent to the addresses specified above or to such addresses as the parties may hereafter notify to the other in writing.

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                                  ARTICLE XIII

                                  CONSTRUCTION

                  This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Minnesota, United States of America.


                                   ARTICLE XIV

                                  MISCELLANEOUS

                  A. Nothing in this Agreement shall be construed as granting any right or license to make, use and/or sell any product or apparatus, or practice any method, in any place or in any manner prohibited by law.

                  B. Except as otherwise expressly provided herein, nothing contained in or pursuant to this Agreement shall be construed as:

                  1. Granting any license or conferring any right, by implication, estoppel or otherwise, under any technical information, patent application or patent.

                  2. Granting any sublicensing right, it being understood, of course, that the licence granted herein extends to use and resale of licensed products made and sold hereunder.

                  3. Imposing any obligation to carry out or forego any action in regard to the filing or prosecution of any patent application, the obtaining of any patent, the maintaining of any patent in force, or the initiation or prosecution of any interference or other contest of priority of invention.

                  4. Imposing any obligation, or conferring any right, to enforce any patent.

                  5. Any representation, warranty, assurance, guarantee or inducement whatsoever with respect to quality, production, cost, profit, demand, utility, availability or marketing of any particular product, apparatus, part or material, damage, accidents or injury to

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persons or property, or infringement or contribution to infringement of patent rights or other rights of third parties, or the changing of any design or specification, or the validity of any Subject Patent.

                  6. Creating any obligation with respect to technical information furnished by either party to the other except obligations as may arise under the patent laws, unless otherwise agreed to in a separate written document signed by a duly authorized officer.

                 C. MEDTRONIC agrees to apply an appropriate patent notice to all Licensed Products, and to accept the reasonable suggestions of GREATBATCH with respect thereto.

                  D. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the parties or any officials or representatives thereof, with respect to said subject matter.

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                  IN WITNESS WHEREOF, GREATBATCH and MEDTRONIC have caused
the Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed, as of the day and year first above written.

                         MEDTRONIC, INC.

                         By  /s/ Norman Dann
                             -----------------------------------------------
                              Norman Dann
                              Senior Vice-President

                         Date:   [illegible] 76
                              ----------------------------------------------

                         Place:  [illegible]
                              ----------------------------------------------


                         WILSON GREATBATCH, LTD.

                         By:   /s/ Wilson Greatbatch  PRES
                               ---------------------------------------------

                         Date:   08 MAR 76
                               ---------------------------------------------

                         Place:  Clarence, NY
                               ---------------------------------------------


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                               APPENDIX A

PATENT NO.         DATE OF ISSUE                     TITLE
----------         -------------                     -----
3,723,183          March 27, 1973              Lithium Battery Enclosure
3,773,557          November 20, 1973           Solid State Battery
3,817,791          June 18, 1974               Lithium Iodine Battery
3,874,929          April 1, 1975               Lithium Iodine Battery
3,895,962          July 22, 1975               Solid State Battery